Exhibit 10.1

February 26, 2013

Henry A. McKinnell, Ph.D.

3 Creek Ranch

PO Box 524

Jackson, WY 83001

Dear Hank:

I am pleased to confirm the terms of your position as Chief Executive Officer of Optimer Pharmaceuticals, Inc. (the “Company”).

1.              Effective Date.  February 26, 2013.

2.              Position.  Your service as Chief Executive Officer of the Company began on the Effective Date.  In that capacity, you report directly (and only) to the Board of Directors and have all of the customary authorities, duties and responsibilities that accompany the position of Chief Executive Officer.  This position is in addition to your position as Chairman of the Board.

3.              Salary.  Your initial cash salary will be $1 per year, payable in arrears.

4.              Sign-on Grants.  On the Effective Date, you were granted a stock option to purchase 225,000 shares of the Company’s common stock and a performance-based restricted stock unit covering 60,000 shares of the Company’s common stock.  The award agreements for your sign-on grants are attached as Annex 1.

5.              Other Activities.  To the extent they do not materially interfere with the performance of your duties and do not create a conflict of interest, you may engage in such other business and non-business activities as you determine appropriate.  In addition, you may engage in the business of the Company from such locations as you determine appropriate.  However, as a condition of employment, you must read, sign and comply with the Company’s standard Proprietary Interest Protection Agreement, which is attached as Annex 2.

6.              No Severance.  You will not be eligible to receive benefits under the Company’s Severance Benefit Plan.  However, your sign-on grants will fully vest (subject to actual performance in the case of the restricted stock unit) if you experience a Covered Termination or there is a Change of Control (each as defined in the Severance Benefit Plan) while employed or if the Board accepts your voluntary retirement.

7.              Restrictive Covenants.

(a)         Your Importance to the Company and the Importance of This Section 7.  You acknowledge that your position in the Company will provide you with competitively sensitive information of great value to the Company.  If you compete with the Company after your employment, the Company will likely suffer significant and irreparable harm for which it will have no adequate remedy at law.  In return for the payments and benefits that you will receive from the Company, to induce the Company to enter into this letter agreement and in view of the potential harm that you could cause to the Company, you agree to, and you acknowledge that the Company would not have entered into this letter agreement without your agreement to, the terms of this Section 7 and to the enforcement of those provisions as described below.  This Section 7 limits your ability to earn a livelihood in a Competitive Enterprise and limits your relationships with Customers, but you represent and warrant to the Company that this will not result in severe economic hardship for you or your family.

(b)         Non-Competition.  For two years after your employment with the Company terminates (for any reason), you agree not to directly or indirectly:  (i) hold a 5% or greater equity, voting or profit participation interest in a Competitive Enterprise; or (ii) associate (including as a director, officer, employee, partner, consultant, agent or advisor) with a Competitive Enterprise.  “Competitive Enterprise” means any business enterprise that either (x) engages in any activity that competes anywhere in the world with any activity in which that the Company is then engaged or (y) holds a 5% or greater equity, voting or profit participation interest in any enterprise that engages in such a competitive activity.  For the avoidance of doubt, this provision does not limit your acting as an outside director of any public company on whose board you serve as of the date of this letter agreement.

(c)          Customer Non-Solicitation.  For two years after your employment with the Company terminates (for any reason), you agree not to attempt to:  (i) Solicit any Customer to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Company; (ii) transact business with any Customer that would cause you to be a Competitive Enterprise; or (iii) interfere with or damage any relationship between the Company and a Customer.  “Customer” means (x) any customer or client of the Company or (y) any prospective customer or client of the Company whom the Company had solicited within the six months prior to your termination of employment or whose identity became known to you in connection with your relationship with or employment by the Company.  “Solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or not take any action.  “Solicitation” has a corresponding meaning.

(d)         Employee Non-Solicitation.  For two years after your employment with the Company terminates (for any reason), you agree not to attempt to Solicit anyone who is at the time of the attempted Solicitation an employee of the Company, or who was an employee of the Company within the six months prior to the attempted Solicitation, to resign from the Company or to apply for or accept employment with any Competitive Enterprise.

(e)          Enforcement.  In the event of any breach or threatened breach of this Section 7, you hereby consent and agree that the Company will be entitled, in addition to other available remedies, to a temporary or permanent injunction or other equitable relief to restrain the breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security, all of which are hereby waived in advance.

(f)           Severability.  If any provision of this letter agreement, including this Section 7, is found by any court of competent jurisdiction or legally empowered agency to be illegal, invalid or unenforceable for any reason, the provision will be amended automatically to the minimum extent necessary to cure the illegality or invalidity and permit enforcement, and the remainder of this letter agreement will not be affected.  In particular, if any provision of this Section 7 is found to violate law or be unenforceable because it applies for longer than a maximum permitted period or to greater than a maximum permitted area, it will be automatically amended to apply for the maximum permitted period and to the maximum permitted area.

8.              Cutback; No Gross-Up.

(a)         Reduction in Payments.  You hereby agree that if any Payment by the Company will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the aggregate Present Value of all your Payments will be reduced (but not below zero) to the Reduced Amount, but only if reducing the Payments will provide you with a Net After-Tax Benefit that is greater than it would be if the reduction were not made.  The reduction of your Payments, if applicable, will be determined by the Accounting Firm in an amount that has the least economic cost to you and, to the extent the economic cost is equivalent, then all Payments, in the aggregate, will be reduced in the inverse order of when the Payments, in the aggregate, would have been made to you until the specified reduction is achieved.

(b)         Definitions.  For purposes of this Section 8, the following definitions apply:

(i)             “Net After-Tax Benefit” means the Present Value of a Payment, net of all federal, state and local income, employment and excise taxes, determined by applying the highest marginal rate(s) applicable to an individual for your taxable year in which the Payment is made.

(ii)          “Payment” means any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to you or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this letter, pursuant to the terms of any Company Plan or otherwise.

(iii)       “Present Value” means the value determined in accordance with Section 280G of the Code.

(iv)      “Reduced Amount” means an amount expressed in Present Value that maximizes the aggregate Present Value of Payments without causing any Payment to be subject to excise tax under Section 4999 of the Code or the corporate deduction limitation under Section 280G of the Code.

(c)          Determinations by Accounting Firm.  The Sections 4999 and 280G calculations under this Section 8 and the determination that your Payments will be reduced or not reduced based on the Net After-Tax Benefit will be made by Ernst & Young or if that firm is unavailable another nationally recognized independent public accounting firm selected by the Company and reasonably acceptable to you (the “Accounting Firm”), which will provide its determination and any supporting calculations to the Company and you within 10 days after the earlier of the date of the Change in Control or the date your employment with the Company terminates.

The reasonable costs and expenses of the Accounting Firm will be borne by the Company.  The determination by the Accounting Firm will be binding upon the Company and you.  In making its determination, the Accounting Firm will take into account the value of your non-competition covenants set forth in Section 7 of this letter agreement, which value will be determined by the independent appraisal of Duff & Phelps or, if that that firm is unavailable another nationally-recognized business valuation firm selected by the Company and reasonably acceptable to you (the “Appraised Value”), and that portion of your Payments to the extent of such Appraised Value, will be specifically allocated as reasonable compensation for such non-competition covenants and will not be treated as a parachute payment.  If the Accounting Firm’s determination is disputed by the Internal Revenue Service, including as a result of any challenge to the Appraised Value, the Company will reimburse you for the cost of your reasonable attorneys’ fees for counsel selected by the Company and reasonably acceptable to you, and any tax additions to tax, any other tax penalties (including additional excise tax) and interest that you ultimately incur upon resolution of the dispute.  Reimbursement will be made in accordance with the Section 409A procedures set forth in Section 10 of this letter agreement.

(d)         All Compensation Covered.  You acknowledge and agree that this Section 8 will apply to all compensation you receive from the Company, including without limitation the sign-on grants under Section 4, and that this Section 8 will control over any conflicting provisions of any Company Plan in which you may now or hereafter participate.

9.              Indemnification.  Without in any way limiting your rights under your Indemnification Agreement with the Company, the Company confirms that, during and after your employment, the Company will indemnify you in your capacity as a director, officer, employee or agent of the Company to the fullest extent permitted by applicable law and the Company’s charter and by-laws, and will provide you with director and officer liability insurance coverage (including post-termination/post-director service tail coverage) on the same basis as the Company’s other executive officers.  The Company agrees to cause any successor to all or substantially all of the business or assets (or both) of the Company to assume expressly in writing and to agree to perform all of the obligations of the Company in this paragraph.

10.             Tax Matters.  To the extent any taxable expense reimbursement or in-kind benefits provided by the Company to you are subject to Section 409A of Code, the amount thereof eligible in one taxable year shall not affect the amount eligible for any other taxable year, in no event shall any expenses be reimbursed after the last day of the taxable year following the taxable year in which you incurred such expenses and in no event shall any right to reimbursement or receipt of in-kind benefits be subject to liquidation or exchange for another benefit.

We look forward to your leadership.

Sincerely,

OPTIMER PHARMACEUTICALS, INC.

By:	/s/ Anthony E. Altig

Anthony E. Altig
Chairman; Compensation, Nominating and Corporate Governance Committee

I agree with and accept the foregoing terms.

/s/ Henry A. McKinnell
Henry A. McKinnell, Ph.D.

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

In consideration of my employment or continued employment by Optimer Pharmaceuticals, Inc. (“Company”), and the compensation paid to me now and during my employment with the Company, I agree to the terms of this Agreement as follows:

1.             CONFIDENTIAL INFORMATION PROTECTIONS.

1.1          Nondisclosure; Recognition of Company’s Rights.  At all times during and after my employment, I will hold in confidence and will not disclose, use, lecture upon, or publish any of Company’s Confidential Information (defined below), except as may be required in connection with my work for Company, or as expressly authorized by the Chief Executive Officer (the “CEO”) of Company.  I will obtain the CEO’s written approval before publishing or submitting for publication any material (written, oral, or otherwise) that relates to my work at Company and/or incorporates any Confidential Information.  I hereby assign to Company any rights I may have or acquire in any and all Confidential Information and recognize that all Confidential Information shall be the sole and exclusive property of Company and its assigns.

1.2          Confidential Information.  The term “Confidential Information” shall mean any and all confidential knowledge, data or information related to Company’s business or its actual or demonstrably anticipated research or development, including without limitation (a) trade secrets, inventions, ideas, processes, data results, ideas, processes, techniques, formulae, know-how, improvements, discoveries, develops and designs; (b) tangible and intangible information relating to biological materials such as cell lines, antibodies, tissue samples, proteins, nucleic acids and the like, assays and assay components and media, procedures and formulations for producing any such assays or assay components, and pre-clinical and clinical data, results, developments or experiments (information contained in subsection 1.2(a) and (b) are collectively referred to as “Inventions”; (c) information regarding products, services, plans for research and development, marketing and business plans, budgets, financial statements, contracts, prices, suppliers, and customers; (d) information regarding the skills and compensation of Company’s employees, contractors, and any other service providers of Company; and (e) the existence of any business discussions, negotiations, or agreements between Company and any third party.

1.3          Third Party Information.  I understand that Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  During and after the term of my employment, I will hold Third Party Information in strict confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or use, Third Party Information, except in connection with my work for Company or unless expressly authorized by an officer of Company in writing.

1.4          No Improper Use of Information of Prior Employers and Others.  I represent that my employment by Company does not and will not breach any agreement with any former employer, including any noncompete agreement or any agreement to keep in confidence or refrain from using information acquired by me prior to my employment by Company.  I further represent that I have not entered into, and will not enter into, any agreement, either written or oral, in conflict with my obligations under this Agreement.  During my employment by Company, I will not improperly make use of, or disclose, any information or trade secrets of any former employer or other third party, nor will I bring onto the premises of Company or use any unpublished documents or any property belonging to any former employer or other third party, in violation of any lawful agreements with that former employer or third party.  I will use in the performance of my duties only information that is generally known and used by persons with training and experience comparable to my own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided or developed by Company.

2.             INVENTIONS.

2.1          Definitions.  As used in this Agreement, the term “Intellectual Property Rights” means all trade secrets, copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country.  The term “Moral Rights” means all paternity, integrity, disclosure, withdrawal, special and any other similar rights recognized by the laws of any jurisdiction or country.

2.2          Prior Inventions.  I have disclosed on Exhibit A a complete list of all Inventions that (a) I have, or I have caused to be, alone or jointly with others, conceived, developed, or reduced to practice prior to the commencement of my employment by Company; (b) in which I have an ownership interest or which I have a license to use; (c) and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”).  If no Prior Inventions are listed in Exhibit A, I warrant that there are no Prior Inventions.  I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions (defined below) without Company’s prior written consent. If, in the course of my employment with Company, I incorporate a

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Prior Invention into a Company process, machine or other work, I hereby grant Company a non-exclusive, perpetual, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Invention.

2.3          Assignment of Company Inventions.  Inventions assigned to the Company or to a third party as directed by the Company pursuant to the subsection titled Government or Third Party are referred to in this Agreement as “Company Inventions.”  Subject to the subsections titled Government or Third Party and except for Inventions that I can prove qualify fully under the provisions of California Labor Code section 2870 (or under any other specifically applicable state law, regulation, rule, or public policy) and I have set forth in Exhibit A, I hereby assign and agree to assign in the future (when any such Inventions or Intellectual Property Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to Company all my right, title, and interest in and to any and all Inventions (and all Intellectual Property Rights with respect thereto) made, conceived, reduced to practice, or learned by me, either alone or with others, during the period of my employment by Company.  Any assignment of Inventions (and all Intellectual Property Rights with respect thereto) hereunder includes an assignment of all Moral Rights.  To the extent such Moral Rights cannot be assigned to Company and to the extent the following is allowed by the laws in any country where Moral Rights exist, I hereby unconditionally and irrevocably waive the enforcement of such Moral Rights, and all claims and causes of action of any kind against Company or related to Company’s customers, with respect to such rights.  I further acknowledge and agree that neither my successors-in-interest nor legal heirs retain any Moral Rights in any Inventions (and any Intellectual Property Rights with respect thereto).

2.4          Notice of Unassigned or Nonassignable Inventions.  I recognize that this Agreement will not be deemed to require assignment of any Invention that I developed entirely on my own time without using the Company’s equipment, supplies, facilities, or trade secret information, except for those Inventions that either (i) relate to the Company’s business, (ii) relate to the Company’s actual or demonstrably anticipated research or development, or (iii) result from or are connected with work performed by me for the Company.  In addition, this Agreement does not apply to any Invention which qualifies fully for protection from assignment to the Company under any specifically applicable state law, regulation, rule, or public policy, such as California Labor Code section 2870 for California employees, Title 19 Section 805 of the Delaware Code for Delaware employees, Chapter 765 Section 1060/2 of the Illinois Compiled Statutes for Illinois employees, Kansas Statute § 44-130 for Kansas employees, Minnesota Statute § 181.78 for Minnesota employees, North Carolina Statute §§ 66.57.1 and 66.57.2 for North Carolina employees, Section 49.44.140(3) of the Revised Code of Washington for Washington employees (the “Specific Inventions Law”).  I hereby agree that my signature on this Agreement acknowledges receipt of this notification pursuant to the Specific Inventions Law.

2.5          Obligation to Keep Company Informed.  During the period of my employment and for one (1) year after my employment ends, I will promptly and fully disclose to Company in writing (a) all Inventions authored, conceived, or reduced to practice by me, either alone or with others, including any that might be covered under California Labor Code section 2870 or any other Specific Inventions Law, and (b) all patent applications filed by me or in which I am named as an inventor or co-inventor.

2.6          Government or Third Party.  I agree that, as directed by the Company, I will assign to a third party, including without limitation the United States, all my right, title, and interest in and to any particular Company Invention.

2.7          Enforcement of Intellectual Property Rights and Assistance.  During and after the period of my employment and at Company’s request and expense, I will assist Company in every proper way, including consenting to and joining in any action, to obtain and enforce United States and foreign Intellectual Property Rights and Moral Rights relating to Company Inventions in all countries.  If the Company is unable to secure my signature on any document needed in connection with such purposes, I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act on my behalf to execute and file any such documents and to do all other lawfully permitted acts to further such purposes with the same legal force and effect as if executed by me.

3.             RECORDS.  I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by the Company) of all Inventions made by me during the period of my employment by the Company, which records shall be available to, and remain the sole property of, the Company at all times.

4.             ADDITIONAL ACTIVITIES.  I agree that during the term of my employment by Company, I will not (a) without Company’s express written consent, engage in any employment or business activity that is competitive with, or would otherwise conflict with my employment by, Company; and (b) for the period of my employment by Company and for one (1) year thereafter, I will not either directly or indirectly, solicit or attempt to solicit any employee, independent contractor, or consultant of Company to terminate his, her or its relationship with Company in order to become an employee, consultant, or independent contractor to or for any other person or entity.

5.             NO SOLICITATION CUSTOMERS OR POTENTIAL CUSTOMERS FOR EMPLOYEES OUTSIDE OF CALIFORNIA.  If I am employed outside of the State of California, I agree that

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during the period of my employment and for the one (1) year period after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by the Company, I will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, except on behalf of the Company, solicit, induce or attempt to induce any Customer or Potential Customer with whom I had direct or indirect contact or whose identity I learned as a result of my employment with the Company, to terminate, diminish, or materially alter in a manner harmful to the Company its relationship with the Company.  The parties agree that for purposes of this Agreement, a “Customer or Potential Customer” is any person or entity who or which, at any time during the one (1) year prior to the date my employment with the Company ends, (i) contracted for, was billed for, or received from the Company any product, service or process with which I worked directly or indirectly during my employment by the Company or about which I acquired Confidential Information; or (ii) was in contact with me or in contact with any other employee, owner, or agent of the Company, of which contact I was or should have been aware, concerning any product, service or process with which I worked directly or indirectly during my employment with the Company or about which I acquired Confidential Information; or (iii) was solicited by the Company in an effort in which I was involved or of which I was or should have been aware.

6.             RETURN OF COMPANY PROPERTY.  Upon termination of my employment or upon Company’s request at any other time, I will deliver to Company all of Company’s property, equipment, and documents, together with all copies thereof, and any other material containing or disclosing any Inventions, Third Party Information or Confidential Information and certify in writing that I have fully complied with the foregoing obligation.  I agree that I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company.  In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide the Company with a computer-useable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems; and I agree to provide the Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed.  I further agree that any property situated on Company’s premises and owned by Company is subject to inspection by Company’s personnel at any time with or without notice.  Prior to the termination of my employment or promptly after termination of my employment, I will cooperate with Company in attending an exit interview and certify in writing that I have complied with the requirements of this section.

7.             NOTIFICATION OF NEW EMPLOYER.  If I leave the employ of Company, I consent to the notification of my new employer of my rights and obligations under this Agreement, by Company providing a copy of this Agreement or otherwise.

8.             GENERAL PROVISIONS.

8.1          Governing Law and Venue.  This Agreement and any action related thereto will be governed and interpreted by and under the laws of the                                     , without giving effect to any conflicts of laws principles that require the application of the law of a different state.  I expressly consent to personal jurisdiction and venue in the state and federal courts for the county in which Company’s principal place of business is located for any lawsuit filed there against me by Company arising from or related to this Agreement.

8.2          Severability.  If any provision of this Agreement is, for any reason, held to be invalid or unenforceable, the other provisions of this Agreement will remain enforceable and the invalid or unenforceable provision will be deemed modified so that it is valid and enforceable to the maximum extent permitted by law.

8.3          Survival.  This Agreement shall survive the termination of my employment and the assignment of this Agreement by Company to any successor or other assignee and shall be binding upon my heirs and legal representatives.

8.4          Employment.  I agree and understand that nothing in this Agreement shall give me any right to continued employment by Company, and it will not interfere in any way with my right or Company’s right to terminate my employment at any time, with or without cause and with or without advance notice.

8.5          Notices.  Each party must deliver all notices or other communications required or permitted under this Agreement in writing to the other party at the address listed on the signature page, by courier, by certified or registered mail (postage prepaid and return receipt requested), or by a nationally-recognized express mail service.  Notice will be effective upon receipt or refusal of delivery.  If delivered by certified or registered mail, notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark.  If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt. Each party may change its address for receipt of notice by giving notice of the change to the other party.

8.6          Injunctive Relief. I acknowledge that, because my services are personal and unique and because I will have access to the Confidential Information of Company, any breach of this Agreement by me would cause irreparable injury to Company for which monetary damages would not be an adequate remedy and, therefore, will entitle Company to injunctive relief (including specific performance).  The rights and remedies provided to each party in this Agreement are cumulative and in addition to any other rights and remedies available to such party at law or in equity.

8.7          Waiver. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be

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deemed a waiver of that provision or any other provision on any other occasion.

8.8          Export.  I agree not to export, reexport, or transfer, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, in violation of the United States export laws or regulations.

8.9          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be taken together and deemed to be one instrument.

8.10        Entire Agreement.  If no other agreement governs nondisclosure and assignment of inventions during any period in which I was previously employed or am in the future employed by Company as an independent contractor, the obligations pursuant to sections of this Agreement titled Confidential Information Protections and Inventions shall apply.  This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior communications between us with respect to such matters.  No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing and signed by me and the CEO of Company.  Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with Company.

EMPLOYEE:		OPTIMER PHARMACEUTICALS, INC.:

I HAVE READ, UNDERSTAND, AND ACCEPT THIS AGREEMENT AND HAVE BEEN GIVEN THE OPPORTUNITY TO REVIEW IT WITH INDEPENDENT LEGAL COUNSEL.		ACCEPTED AND AGREED:
/s/ Theresa Duffy
/s/ Henry McKinnell		(Signature)
(Signature)
		By:	Theresa Duffy
By:	Henry McKinnell
		Title:	Mgr. HR Bus. Operations
Title:	President and CEO
		Date:	6/25/13
Date:	6/25/13
		Address:	101 Hudson St. Jersey City, NJ 07302
Address:	3 Creek Ranch, Jackson, WY 83001

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EXHIBIT A

INVENTIONS

1.       Prior Inventions Disclosure.  The following is a complete list of all Prior Inventions (as provided in Subsection 2.2 of the attached Employee Confidential Information and Inventions Assignment Agreement, defined herein as the “Agreement”):

☒      None

☐       See immediately below:

☐

☐

2.       Limited Exclusion Notification.

FOR EMPLOYEES IN CALIFORNIA, THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and Company does not require you to assign or offer to assign to Company any Invention that you develop entirely on your own time without using Company’s equipment, supplies, facilities or trade secret information, except for those Inventions that either:

a.      Relate at the time of conception or reduction to practice to Company’s business, or actual or demonstrably anticipated research or development; or

b.      Result from any work performed by you for Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an Invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or Invention covered by a contract between Company and the United States or any of its agencies requiring full title to such patent or Invention to be in the United States.

FOR EMPLOYEES IN DELAWARE, THIS IS TO NOTIFY you in accordance with Title 19, Section 805 of the Delaware Code that the foregoing Agreement between you and Company does not require you to assign or offer to assign to Company any Invention that you develop entirely on your own time without using Company’s equipment, supplies, facilities or trade secret information, except for those Inventions that either:

a.      Relate at the time of conception or reduction to practice to Company’s business, or actual or demonstrably anticipated research or development; or

b.      Result from any work performed by you for Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an Invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or Invention covered by a contract between Company and the United States or any of its agencies requiring full title to such patent or Invention to be in the United States.

FOR EMPLOYEES IN KANSAS, THIS IS TO NOTIFY you in accordance with Section 44-130 of the Kansas Statute that the foregoing Agreement between you and the Company does not require you to assign or offer to assign any of your rights in an Invention in which no equipment, supplies, facilities or trade secret information of the Company was used and which was developed entirely on your own time. This restriction does not apply if:

a.                                      The invention relates to the business of the Company or to the Company’s actual or demonstrably anticipated research or development; or

b.                                      The invention results from any work performed by you for the Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an Invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or Invention covered by a contract between Company and the United States or any of its agencies requiring full title to such patent or Invention to be in the United States.

FOR EMPLOYEES IN MINNESOTA, THIS IS TO NOTIFY you in accordance with Section 181.78 of the Minnesota Statute that the foregoing Agreement between you and the Company is an Invention:

a.                                      for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on your own time, and

b.                                      which does not relate directly to the business of the Company or to the Company’s actual or demonstrably anticipated research or development, or

c.                                       which does not result from any work performed by you for the Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an Invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or Invention covered by a contract between Company and the United States or any of its agencies requiring full title to such patent or Invention to be in the United States.

FOR EMPLOYEES IN ILLINOIS, THIS IS TO NOTIFY you in accordance with Chapter 765 Section 1060/2 of the Illinois Compiled Statutes that the foregoing Agreement between you and Company does not require you to assign or offer to assign to Company any Invention that no equipment, supplies, facilities, or trade secret information of the Company was used and that was developed entirely on your own time, unless:

a.                                      the Invention relates to the business of the Company, or

b.                                      the Invention relates to the Company’s actual or demonstrably anticipated research or development, or

c.                                       The Invention results from any work performed by you for the Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an Invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or Invention covered by a contract between Company and the United States or any of its agencies requiring full title to such patent or Invention to be in the United States.

FOR EMPLOYEES IN NORTH CAROLINA, THIS IS TO NOTIFY you in accordance with North Carolina General Statute §§ 66.57.1 and 66.57.2 that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:

1.                                      Relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or

2.                                      Result from any work performed by you for the Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.  You shall have the burden of establishing that any invention is excluded from assignment to the Company by the preceding paragraph.

This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

FOR EMPLOYEES IN UTAH, THIS IS TO NOTIFY you in accordance with Sections 34—39—2 and 34—39—3 of the Utah Code the foregoing Agreement between you and the Company is not enforceable against you to the extent that the agreement requires you to assign or license, or to offer to assign or license, to the Company any right or intellectual property in or to an Invention that is:

a.                                      created by you entirely on your own time;

b.                                      not conceived, developed, reduced to practice, or created by you within the scope of the employment; during work hours; with the aid, assistance, or use of any of the Company’s property, equipment, facilities, supplies, resources, or intellectual property;

c.                                       not the result of any work, services, or duties performed by you for the Company;

d.                                      related to the industry or trade of the Company; or

e.                                       related to the current or demonstrably anticipated business, research, or development of the Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.  You shall have the burden of establishing that any invention is excluded from assignment to the Company by the preceding paragraph.

This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

FOR EMPLOYEES IN WASHINGTON, THIS IS TO NOTIFY you in accordance with Section 49.44.140(3) of the Revised Code of Washington that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:

1.                                      Relate directly to the business of the Company;

2.                                      Related directly to the Company’s actual or demonstrably anticipated research or development; or

3.                                      Result from any work performed by you for the Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.